                                                                EXHIBIT 5.2


[REED SMITH SHAW & MCCLAY LETTERHEAD]


                                 April 28, 1997


QUALCOMM Incorporated
6455 Lusk Blvd.
San Diego, CA 92121

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by QUALCOMM Incorporated, a Delaware corporation ("QUALCOMM"), and QUALCOMM Financial Trust I, a Delaware statutory business trust (the "Trust"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission relating to (i) up to $680,452,600 in aggregate principal amount of 5-3/4% Convertible Subordinated Debentures due February 24, 2012 of QUALCOMM and (ii) a Preferred Securities Guarantee Agreement of QUALCOMM dated as of February 25, 1997 (the "Guarantee").

        The firm of Cooley Godward L.L.P., counsel for the Company and the Trust, has requested us to express our opinion as to certain matters of New York law relating to the Convertible Subordinated Debt Securities and the Guarantee.

        In rendering this opinion, we have examined (i) a copy of the executed Guarantee; and (ii) a copy of an executed, authenticated 5-3/4% Convertible Subordinated Debenture of QUALCOMM due February 24, 2012 bearing Certificate No. D-1 in the principal sum of $567,050,000, and a copy of an executed, authenticated 5-3/4% Convertible Subordinated Debenture of QUALCOMM due February 24, 2012 bearing Certificate No. D-2 in the principal sum of $113,402,500 (the "Convertible Subordinated Debt Securities") (the Guarantee and the Convertible Subordinated Debt Securities being herein collectively referred to as the "Specified Transaction Documents"). We have also made such investigation of law as we have deemed necessary. We have not represented, and do not represent, QUALCOMM or the Trust in connection with the Specified Transaction Documents or the transactions contemplated thereby. We have not examined any agreements, instruments, certificates or documents other than the Specified Transaction Documents and the Purchase Agreement (as defined below), whether or not referred to or incorporated therein. We have not examined the Declaration or the certificate of incorporation, by-laws or other constitutional documents of, or any corporate records of, the Trust or QUALCOMM. We have made no inquiry into the nature of the property owned or business conducted by the Trust or QUALCOMM, and we have not reviewed the Registration Statement, any related Prospectus or any other disclosure documents relating to the issuance, sale or resale of the Convertible

[REED SMITH SHAW & MCCLAY LETTERHEAD]

                                      -2-                       April 28, 1997

Subordinated Debt Securities, the Convertible Preferred Securities of the Trust, or any other securities involved in this transaction or any prior transaction.

        In our review of the foregoing documents, we have assumed the conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of such original documents. As to questions of fact material to the opinions herein expressed, we have relied upon the representations and warranties of QUALCOMM set forth in that certain Purchase Agreement dated February 19, 1997 (the "Purchase Agreement") among the Trust, QUALCOMM, and the Initial purchasers referred to therein. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

        We have also assumed, without any investigation or verification, the following: (a) that QUALCOMM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Specified Transaction Documents, and all such action has been duly authorized by all necessary corporate action on the part of QUALCOMM;
(b) that the Specified Transaction Documents have been duly authorized, executed and delivered by QUALCOMM; (c) that the Specified Transaction Documents have been duly authorized, executed and delivered by each party thereto other than QUALCOMM and are the valid and binding agreements of each such other party, enforceable against each such other party in accordance with their terms, and each such other party has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Specified Transaction Documents against QUALCOMM; and (d) that there have been no modifications to the Specified Transaction Documents, whether written, oral, or through course of dealing or performance.

        We understand that you may be separately receiving an opinion with respect to certain of the foregoing assumptions from Cooley Godward L.L.P., and we understand that such opinion may contain qualifications. Our opinions herein are based on the assumptions specified herein, and we express no opinion as to the effect on the opinions herein stated of any qualifications contained in any opinions rendered by Cooley Godward L.L.P.

        We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

        Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the following opinion:

        1. The Guarantee is the valid and binding obligation of QUALCOMM, enforceable against QUALCOMM in accordance with its terms.

REED SMITH SHAW & McCLAY

                                                                April 28, 1997



        2. Assuming they have been duly authenticated by the Indenture Trustee, issued in accordance with the Indenture and delivered to the Trust against payment therefor as described in the Offering Memorandum, the Convertible Subordinated Debt Securities constitute valid and binding obligations of QUALCOMM, enforceable against QUALCOMM in accordance with their terms.

        The foregoing opinions are subject to the following assumptions, qualifications, exceptions and limitations:

        A. Such opinions are subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application relating to or affecting the rights and remedies of creditors generally, and to the effect of general equitable principles (whether considered in a proceeding in equity or at law). As applied by a court, such principles might include, without limitation, requirements of materiality, reasonableness, good faith and fair dealing. Further, without limitation, we express no opinion as to the availability of the equitable remedies of specific performance and injunctive relief.

        B. Certain laws and decisions applicable in the State of New York may limit, render unenforceable or otherwise affect the enforceability of, certain rights, remedies, waivers and other provisions contained in the Specified Transaction Documents, but such laws and decisions do not, in our judgment, make the rights and remedies provided for in the Specified Transaction Documents and available at law, when considered in their entirety, inadequate for the practical realization of the essential benefits intended to be provided thereby.

        C. We express no opinion as to the enforceability of (i) any rights to indemnification or contribution provided for in any of the Specified Transaction Documents which may be deemed violative of public policy, or (ii) any provisions imposing liquidated damages contained in any of the Specified Transaction Documents (including without limitation any provisions imposing penalties, forfeitures or increased rates upon delinquency in payment or the occurrence of a default to the extent they are found to be penalties or forfeitures or to be unreasonable in light of the actual amount of damages incurred).

        D. We express no opinion as to any federal, state or local (i) tax, pension or employee benefit laws or regulations; (ii) securities or "blue sky" laws or regulations; or (iii) antitrust, trade regulation or unfair competition laws or regulations.

        E. We express no opinion as to whether a federal or state court outside of the State of New York would give effect to the choice of New York law to the extent provided for in any of the Specified Transaction Documents.

REED SMITH SHAW & McCLAY

                                                                April 28, 1997


        This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated in this letter. We assume no obligation to update this opinion to advise you of any changes in facts or law subsequent to the date hereof.

        We consent to the reference to our firm under the caption "Legal Opinions" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        REED SMITH SHAW & McCLAY